Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. OMISSIONS ARE IDENTIFIED AS [***]

GPM Portfolio Owner LLC

c/o Oak Street Real Estate Capital, LLC

125 South Wacker Drive, Suite 1220

Chicago, Illinois 60606

May 3, 2021

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, VA 23227

RE: Standby Real Estate Purchase, Designation and Lease Program

To Whom It May Concern:

GPM Investments, LLC, a Delaware limited liability company, together with its affiliates under common control (collectively, “Seller”), (i) owns fee simple interests in certain convenience store and gas station real properties (each, an “SLB Property”, and, collectively, the “SLB Properties”), and (ii) may from time to time enter into purchase and sale agreements to acquire fee simple interests in additional convenience store and gas station real properties (each, an “Assigned Property” and, collectively, the “Assigned Properties”, and, collectively with the SLB Properties, the “Properties”, and each individually, as applicable, a “Property”).

GPM Portfolio Owner LLC, a Delaware limited liability company, or its applicable affiliate (as applicable, “Purchaser”), desires to acquire from Seller, and Seller desires to sell to Purchaser, the Properties from time to time as designated by Seller, subject to and in accordance with the terms and conditions set forth in this agreement (this “Agreement”), and Seller (or its applicable affiliate) and Purchaser each intend to enter into one or more absolute, triple-net lease agreements with respect to such Properties, with Seller (or its applicable affiliate), as tenant (and, if Seller is not the tenant, Seller shall be the guarantor thereunder), and Purchaser, as landlord, in the form and substance attached hereto as Exhibit A (each, a “Lease”) together with a substitution rights letter for each Lease in the form and substance attached hereto as Exhibit D.

Accordingly, for Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

A. Term; Exclusivity. During the period commencing on the date first set forth above (the “Effective Date”) and terminating on the date that is one (1) year after the Effective Date (the “Exclusivity Period”), other than with respect to the existing transactions specifically set forth on Schedule 2, Seller shall not sell or designate any Property pursuant to a sale-leaseback (or similar leasing) transaction, without first offering such Property to Seller in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, the Exclusivity Period shall terminate prior to the date that is one (1) year after the Effective Date if, and at such time as, Purchase Agreements (as defined below) for SLB Properties and Designation Agreements (as defined below) for Assigned Properties have been executed that have, in the aggregate, purchase prices equal to or greater than One Billion and No/100 Dollars ($1,000,000,000.00).

B. SLB Properties.

(1) Identification of SLB Properties. Seller may, from time to time during the Exclusivity Period, identify SLB Properties that Seller proposes to sell to, and lease back from, Purchaser pursuant to this Agreement, by delivering to Purchaser (a) a written notice (the “SLB Trigger Notice”) identifying (i) the street addresses of the SLB Properties, (ii) Seller’s proposal as to the initial annual base rent with respect to each SLB Property, and (iii) the purchase price for which Purchaser may acquire each such SLB Property, which purchase price (x) shall be equal to the quotient of such initial annual base rent divided by [***] and (y) shall be reasonably equivalent to the [***] of such SLB Property, and (b) the due diligence materials listed on Schedule 1 (collectively, the “DD Materials”) with respect to such SLB Properties.

(2) Review of SLB Properties. On or prior to the date that is ten (10) business days after delivery of the SLB Trigger Notice and all of the DD Materials with respect to such SLB Properties (the “SLB Property Election Date”), Purchaser shall elect, by written notice to Seller (each, an “SLB Property Election Notice”), to approve or reject each SLB Property (individually) for acquisition by Purchaser. Purchaser may elect to reject any SLB Property only if the DD Materials with respect to such SLB Property disclose a fact, circumstance or other matter that would have a material and adverse effect on the value, financeability or condition of such SLB Property or the tenant or guarantor under the Lease, as determined by Purchaser in its reasonable discretion. If Purchaser fails to deliver an SLB Property Election Notice with respect to any SLB Property on or before the SLB Property Election Date, then Purchaser shall be deemed to have rejected such SLB Property.

(3) Rejection of SLB Properties. If Purchaser rejects (or is deemed to have rejected) an SLB Property pursuant to Section B(2), then Seller and Purchaser shall have no further rights or obligations under this Agreement with respect to such SLB Property.

(4) Approval of SLB Properties. If Purchaser approves an SLB Property pursuant to Section B(2), then Seller and Purchaser shall cause a purchase and sale agreement in the form and substance of the purchase and sale agreement attached hereto as Exhibit B (a “Purchase Agreement”) with respect to such approved SLB Properties to be executed by and between Seller and Purchaser as soon as possible, and in any event within three (3) business days following the SLB Property Election Date. Each such Purchase Agreement shall provide, among other things, (i) for a purchase price equal to [***] and (ii) that the closing date shall be no later than sixty (60) days after execution of the Purchase Agreement. If Purchaser approves of less than seven (7) Properties, then Purchaser may elect either to include such Properties in a new Lease or to amend the most recently executed Lease to include such Properties in such prior Lease, in which event the term of such prior Lease shall be adjusted to commence upon the date such Properties are added to such prior Lease.

C. Assigned Properties.

(1) Identification of Assigned Properties. During the course of Seller’s negotiations to acquire a fee simple interest in any Assigned Property (“Assigned PSA”), Seller may deliver to Purchaser (a) a written notice (the “Assigned Trigger Notice”) identifying (i) the street addresses of the Assigned Properties to which such Assigned PSA relates, (ii) Seller’s proposal as to the initial annual base rent with respect to each Assigned Property, and (iii) the purchase price for which Purchaser may acquire each such Assigned Property, which purchase price (x) shall be [***] and (y) shall be reasonably equivalent to [***] of such Assigned Property, (b) all of the DD Materials with respect to each such Assigned Property, and (c) as and when fully executed and delivered, a fully-executed, true, correct and complete copy of the Assigned PSA.

(2) Review of Assigned Properties. On or prior to the date that is five (5) business days after delivery by Seller to Purchaser of the Assigned Trigger Notice and all the DD Materials with respect to such Assigned Properties and the then-current draft of the Assigned PSA (if available at such time) (the “Assigned Property Election Date”), Purchaser shall elect, by written notice to Seller (the “Assigned Property Election Notice”), to approve or reject each such Assigned Property for acquisition by Purchaser. Purchaser may elect to reject any Assigned Property only if (i) the DD Materials with respect to such Assigned Property disclose a fact, circumstance or other matter that would have a material and adverse effect on the value, financeability or condition of such Assigned Property or the tenant or guarantor under the Lease, as determined by Purchaser in its reasonable discretion, or (ii) if, in Purchaser’s reasonable discretion, the terms of the Assigned PSA would materially and adversely affect the marketability or value of Purchaser’s fee simple title to the applicable Assigned Properties. If Purchaser fails to deliver an Assigned Property Election Notice with respect to the applicable Assigned Property on or before the Assigned Property Election Date, then Purchaser shall be deemed to have rejected such Assigned Property.

(3) Rejection of Assigned Property; Failure to Execute and Deliver Assigned PSA. If Purchaser rejects (or is deemed to have rejected) an Assigned Property pursuant to Section C(2), or in the event the Assigned PSA fails to be fully executed and delivered for any reason, then Seller and Purchaser shall have no further rights or obligations under this Agreement with respect to such Assigned Property.

(4) Approval of Assigned Property. If Purchaser approves an Assigned Property pursuant to Section C(2), then, at least three (3) business days prior to the date Seller desires to execute the Assigned PSA, Seller shall deliver to Purchaser (i) an unexecuted copy of the Assigned PSA in substantially final form and (ii) a designation agreement in the form and substance of the designation agreement attached hereto as Exhibit C (a “Designation Agreement”) with respect to such approved Assigned Property, pursuant to which Seller shall assign to Purchaser all of Seller’s rights under the Assigned PSA, solely with respect to the right to receive fee simple title to the Assigned Properties approved by Purchaser. If the terms of the Assigned PSA would, in Purchaser’s reasonable discretion, materially and adversely affect the marketability or value of Purchaser’s fee simple title to any Assigned Property or Purchaser’s rights with respect to any Assigned

Property, then Purchaser shall have the right, by written notice to Seller prior to execution of the Designation Agreement, to reject such Assigned Properties, in which event Section C(3) shall apply. If Purchaser does not reject the Assigned PSA as provided above, then Purchaser shall deliver to Seller an executed and fully compiled copy of the Designation Agreement, concurrently with Seller’s execution of the Assigned PSA in form and substance identical to the draft provided to Purchaser pursuant to this Section C(4). Each such Designation Agreement shall provide, among other things, for a purchase price equal [***]. Prior to entering into the Designation Agreement, Seller shall have the flexibility to elect to (i) remove certain Assigned Properties from the applicable Assigned Property transaction in the event Seller elects to either acquire such Assigned Properties directly for itself or elects to remove such Assigned Properties from the Assigned PSA, provided that Seller reimburses Purchaser for Purchaser’s actual out-of-pocket expenses incurred with respect to legal documentation and due diligence with respect to such removed Property, up to a maximum reimbursement of the sum of Buyer’s actual, out-of-pocket costs to obtain customary third-party due diligence reports with respect to the Properties, and/or (ii) amend the purchase price/initial annual base rent for which Purchaser may acquire each such Assigned Property as a result of Seller’s underwriting analysis/financial due diligence, subject to Purchaser’s written consent, which may be withheld in Purchaser’s reasonable discretion, provided, however, that Purchaser shall be deemed to consent if the amended purchase price is neither greater nor less than [***] of the purchase price for such Assigned Property as set forth in the Assigned Trigger Notice, and provided that the purchase price shall always comply with the requirements of Section C(1)(iii)(x) and (y). If Purchaser approves of less than seven (7) Properties, then Purchaser may elect either to include such Properties in a new Lease or to amend the most recently executed Lease to include such Properties in such prior Lease, in which event the term of such prior Lease shall be adjusted to commence upon the date such Properties are added to such prior Lease.

D. Breach and Remedies.

(1) Purchaser Default. In the event of a breach by Purchaser of its obligations under this Agreement, Seller shall have the right to elect, in its sole discretion, (i) to recover damages incurred by Seller as a result of such breach, or (ii) to pursue specific performance. Notwithstanding the foregoing, in no event shall Seller be entitled to consequential, incidental or punitive damages as a result of a breach of this Agreement by Purchaser.

(2) Seller Default. In the event of a breach by Seller of its obligations under this Agreement, Purchaser shall have the right to elect, in its sole discretion, (i) to recover the sum of (x) Buyer’s actual, out-of-pocket costs to obtain customary third-party due diligence reports with respect to the Properties, plus (y) (i) Ten Thousand and No/100 Dollars ($10,000.00) for each of the first ten (10) of such Properties and (ii) Five Thousand and No/100 Dollars ($5,000.00) for each such Property thereafter, or (ii) to pursue specific performance. Notwithstanding the foregoing, in no event shall Purchaser be entitled to receive consequential, incidental or punitive damages as a result of a breach of this Agreement by Seller, except that in the event Seller sells, conveys or otherwise transfers any Property to a third party in violation of this Agreement, such that specific performance is unavailable as a remedy for Buyer, Purchaser shall be entitled to receive damages in an amount equal to the sum of (x) Purchaser’s actual out-of-pocket expenses incurred with respect to legal documentation and due diligence with respect to such Property, plus (y) the difference between (A) the gross purchase price for which Seller sold such Property to a third party, minus (B) the applicable Purchase Price for such Property. In addition, but without limitation of the foregoing, Purchaser shall have the right to obtain an injunction or other equitable relief in connection with any breach by Seller of its obligations with respect to exclusivity under Section A.

E. Notices. Any notice, demand, request, or other communication that any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed properly given (a) if hand delivered, upon receipt or refusal of receipt; (b) if sent by FedEx or other nationally recognized overnight courier service, upon receipt or refusal of receipt; or (c) if by e-mail transmission, on the day of transmission (provided such e-mail was transmitted between 9:00 a.m. and 5:00 p.m. Central Time on a business day; otherwise such notice shall be deemed given on the next business day) so long as a copy is sent on the same day (or prior thereto) by FedEx or other nationally recognized overnight courier service for delivery on the next business day, to the addresses set forth below, or at such other address as the party to be served with notice has furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice:

Purchaser:	GPM Portfolio Owner LLC c/o Oak Street Real Estate Capital, LLC 125 South Wacker Drive, Suite 1220 Chicago, Illinois 60606 Attention: James Hennessey Email: hennessey@oakstreetrec.com

with a copy to:	Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention: David Rosenberg Email: david.rosenberg@kirkland.com

Seller:	GPM Investments, LLC 8565 Magellan Parkway, Suite 400 Richmond, VA 23227 Attn: CEO Email: ak@gpminvestments.com

with a copy to:	GPM Investments, LLC 8565 Magellan Parkway, Suite 400 Richmond, VA 23227 Attn: General Counsel Email: mbricks@gpminvestments.com

with a copy to:	Schwarz & L’Altrelli, Attorneys at Law 50 Pascack Road Hillsdale, NJ 07642 Attn: Julius Schwarz Email: js@jsrllaw.com

F.	Miscellaneous.

(1) Applicable Law. This Agreement is made and entered into under the laws of the State of New York without giving effect to any conflict of laws or principles.

(2) Assignment; Third Party Beneficiaries. No party shall delegate or assign this Agreement or any rights or duties hereunder in whole or in part (including by the merger or consolidation of a party with any third person) without the prior written consent of the other. This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and the respective successors and permitted assigns of each. This Agreement creates no rights as a third party beneficiary or otherwise in any person not a party hereto.

(3) Severability of Provisions. This Agreement shall not be severable or divisible; provided, however, that a judicial or administrative determination by any jurisdiction of the invalidity or unenforceability of any one or more of the provisions hereof shall not invalidate the remaining provisions of this Agreement or the application of such provisions to persons or circumstances other than those in respect to which it is determined to be invalid or unenforceable. Further, with respect to any such provisions determined to be invalid or unenforceable, such provisions shall be deemed reformed to the extent necessary to be valid and enforceable, and to accomplish the intention of the parties as is most nearly possible.

(4) Confidentiality and Non-Disclosure. Neither Seller nor Purchaser shall publicly disclose or publicize the provisions hereof, the terms and circumstances of the transaction contemplated hereby to any person whomsoever except to such party’s financing sources, attorneys, consultants, as required by law (including, without limitation regulatory requirements or filings, including the under the rules of any applicable securities exchange, provided, however, (i) Seller and/or its affiliates, including, without limitation, Seller’s ultimate parent, ARKO Corp., a corporation publicly traded on NASDAQ, shall be permitted to disclose the fact that Seller has entered into this standby real estate purchase, designation and lease program with Purchaser (without disclosing the terms or provisions hereof) and that such parties intend to enter into approximately $1 billion of cumulative Property transactions hereunder, provided, however, that Seller and/or its affiliates may not make such disclosure in the form of a press release or other communicated directed towards the general public without Purchaser’s prior, written consent, not to be unreasonably withheld, and (ii) to the extent permitted by the applicable securities exchange or securities regulator (as determined by counsel to the applicable disclosing party), certain portions of this Agreement and the schedules and exhibits hereof as requested by the non-disclosing party shall be redacted) or as necessary to consummate the transaction contemplated hereby, without the express written consent of the other party. The provisions of this Section shall survive the termination of this Agreement.

(5) Brokerage. Seller and Purchaser each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party.

(6) Further Assurances. In addition to the acts and deeds stated herein and contemplated to be performed, executed and delivered by the respective parties hereto, each of the parties hereto agrees to perform, execute and deliver or cause to be performed, executed and delivered any and all such further acts, deeds and assurances as may be reasonably necessary to consummate the transactions contemplated hereby.

(7) Calculation of Time. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required herein must be performed, expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next business day.

(8) Entire Contract and Modification. This Agreement constitutes the entire and complete contract between the parties hereto. This Agreement may be modified or amended only by an amendment in writing and signed by the parties hereto.

(9) Section Headings. The section headings of this Agreement are for reference only and shall not be used to construe or interpret this Agreement.

(10) Waiver. No express or implied waiver of any default shall constitute a waiver of any other default or of any rights upon default. No failure or delay in acting by a party hereto shall be deemed a waiver of such party’s rights.

(11) Time. Time is of the essence to this Agreement.

(12) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and shall be binding upon the parties hereto. This Agreement may be executed via facsimile signature (or scanned in PDF format sent by e-mail transmission), and any such signature shall constitute an original and all such signatures when taken together shall constitute one and the same original instrument.

Please indicate your acceptance of and agreement to the foregoing by signing in the space provided below, whereupon this Agreement shall become a binding agreement between the parties hereto.

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Sincerely,

GPM Portfolio Owner LLC,
a Delaware limited liability company

By:
Name:	James Hennessey
Title:	Authorized Representative

AGREED AND ACCEPTED BY:

GPM INVESTMENTS, LLC,

a Delaware limited liability company

By:
Name:
Title:

By:
Name:
Title:

JOINDER BY THE FUND

Oak Street Real Estate Capital Net Lease Property Fund, LP, a Delaware limited partnership, has executed this Agreement for the purpose of guaranteeing the obligations of Purchaser to specifically perform its obligations under this Agreement.

OAK STREET REAL ESTATE CAPITAL NET LEASE PROPERTY FUND, LP

By:	Oak Street Real Estate Capital Net Lease Property Fund GP, LLC, its general partner

By:
Name:	James Hennessey
Title:	Authorized Representative